Prospectus Supplement	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated July 16, 2009)	Registration No. 333-157269

OccuLogix, Inc.

1,552,795 Shares of Common Stock
Warrants to Purchase 621,118 Shares of Common Stock

We are offering 1,552,795 shares of our common stock, $0.001 par value per share, and warrants to purchase up to 621,118 shares of our common stock.  The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.40 shares of common stock at an exercise price of $4.00 per share.  Each unit will be sold at a negotiated price of $3.22.  The shares of common stock and warrants are immediately separable and will be issued separately.

Our common stock is listed on The NASDAQ Capital Market under the symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB.”  The last reported sale price of our common stock on The NASDAQ Capital Market on March 12, 2010 was $3.79 per share.  The last reported sale price of our common stock on the Toronto Stock Exchange on March 12, 2010 was Cdn. $3.67 per share.

Investing in our common stock and warrants involves a high degree of risk.  Please see the sections entitled “Risk Factors” beginning on page S-5 of this prospectus supplement, page 5 of the accompanying prospectus and “Item 1A—Risk Factors” in our Quarterly Report on Form 10-Q for the quarter period ended September 30, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We have retained Rodman & Renshaw, LLC to act as our placement agent in connection with the common stock and warrants offered by this prospectus supplement and the accompanying prospectus.  We have agreed to pay the placement agent the aggregate placement agent’s fee set forth in the table below.  The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its best efforts to sell the securities offered by this prospectus supplement and the accompanying prospectus.

	Per Unit(1)	Total
Public offering price	$3.22	$4,999,999.90
Placement agent fees	$0.2254	$350,000.00
Proceeds, before expenses, to us	$2.9946	$4,649,999.90

(1)	We have also agreed to reimburse the placement agent for its accountable expenses in an amount equal to 1% of offering proceeds, up to a maximum of $50,000, as described under “Plan of Distribution.”

We expect the total offering expenses, excluding placement agent fees, to be approximately $100,000 for all sales pursuant to this prospectus supplement.  Because there is no minimum offering amount required as a condition to closing this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum amounts set forth above.

Delivery of the units is expected to be made on or about March 18, 2010, subject to the satisfaction of certain conditions.  Certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agent on the date the securities are to be delivered to the purchasers.  All funds received will be held in a non-interest bearing account.

Rodman & Renshaw, LLC

The date of this prospectus supplement is March 14, 2010.

We are offering to sell, and seeking offers to buy, shares of our common stock and warrants to purchase common stock only in jurisdictions where offers and sales are permitted.  The distribution of this prospectus supplement and the offering of the common stock and warrants to purchase common stock in certain jurisdictions may be restricted by law.  Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and warrants to purchase common stock and the distribution of this prospectus supplement outside the United States.  This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus and all information incorporated by reference therein.  These documents contain information you should consider when making your investment decision.

i

SUMMARY

This summary highlights selected information about us and this offering.  This information is not complete and does not contain all the information you should consider before investing in our common stock and warrants pursuant to this prospectus supplement and the accompanying prospectus.  You should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” contained in this prospectus supplement and the accompanying prospectus and the section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 under the caption “Item 1A—Risk Factors” and the financial statements and the other information that we incorporated by reference herein, including the section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, before making an investment decision.

OccuLogix, Inc.

Overview

Through our wholly owned subsidiary, TearLab™, Inc. we have developed technologies that enable eye care practitioners to test, at the point-of-care, for highly sensitive and specific biomarkers using nanoliters of tear film.

Our first product, the TearLab™ Osmolarity System enables the rapid measurement of tear osmolarity in the doctor’s office, a quantitative and highly specific biomarker that has been shown to correlate with dry eye disease, or DED.  There are estimated to be between 20 million and 40 million DED patients in the United States, and less than 5% of those patients are currently diagnosed and treated.  The innovation of the TearLab™ Osmolarity System is its ability to precisely and rapidly measure osmolarity in nanoliter volumes of tear samples, using a highly efficient and novel tear collection system.  Historically, eye care researchers have relied on expensive instruments to perform tear biomarker analysis.  In addition to their cost, these conventional systems are slow, highly variable in their measurement readings, and not categorized as waived by the U.S. Food and Drug Administration, or FDA, under regulations promulgated under the Clinical Laboratory Improvement Amendments, or CLIA.

The TearLab™ Osmolarity System consists of the following three components:  (1) the TearLab™ disposable, which is a single-use microfluidic test card; (2) the TearLab™ pen, which is a hand-held device that interfaces with the TearLab™ disposable; and (3) the TearLab™ reader, which is a small desktop unit that allows for the docking of the TearLab™ disposable and the TearLab™ pen and provides a quantitative reading for the operator.

In October 2008, the TearLab™ Osmolarity System received CE mark approval, clearing the way for sales in the European Union and all countries recognizing the CE mark.  Following the CE mark clearance, we entered into exclusive distribution agreements with distributors in over 20 countries globally.  We intend to expand our distribution network to include additional European, Asian and Latin American countries in the future.

On May 19, 2009, we announced that we received 510(k) clearance from the FDA.  The 510(k) clearance allows us to market the TearLab™ Osmolarity System to those reference and physician operated laboratories with CLIA certifications allowing them to perform moderate and high complexity tests.  Considering that most of our target customers are eye care practitioners without such certifications, we intend to seek a CLIA waiver from the FDA for the TearLab™ Osmolarity System.  We anticipate receiving the CLIA waiver during the second half of 2010.  A CLIA waiver would greatly reduce the regulatory compliance for our future customers and permit them to perform the TearLab™ Osmolarity test in their offices.  If we receive a CLIA waiver, we will be able to market our product to the approximately 50,000 eye care practitioners in the United States that are candidates to operate under a CLIA waiver certification.

Corporate Information

OccuLogix, Inc., doing business as TearLab™ Corporation, is a Delaware corporation with executive offices at 11025 Roselle Street, Suite 100, San Diego, California 92121 and our telephone number at that address is (858) 455-6006.  We maintain Internet websites at www.tearlab.com, www.occulogix.com and www.ocusense.com.  We have not incorporated the information on our websites by reference into this prospectus supplement, and you should not consider it to be a part of this prospectus supplement.

We carry on our business directly and through our subsidiaries.  Throughout this prospectus supplement, unless the context specifies or implies otherwise, the terms “Company,” “TearLab™,” “OccuLogix,” “TearLab™, Inc.,” “we,” “us,” and “our” refer to OccuLogix, Inc., doing business as TearLab™ Corporation, and its subsidiaries.

The Offering

Common Stock to be Outstanding after this Offering	13,382,924 shares of our common stock, par value $0.001 per share.

Common Stock Offered by Us	1,552,795 shares of our common stock, par value $0.001 per share.

Per Unit Purchase Price	$3.22

Warrants
Warrants to purchase 621,118 shares of common stock will be offered in this offering.  The warrants will be exercisable at any time during the period commencing on September 19, 2010 and ending on September 19, 2011 at an exercise price of $4.00 per share of underlying common stock.  See “Description of Securities We are Offering.”

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop.  In addition, we do not intend to apply for listing the warrants on any securities exchange.  Without an active market, the liquidity of the warrants will be limited.

We refer to the shares and warrants herein as “units.”  The shares and warrants offered hereby are immediately separable and will be issued separately.  There is no minimum offering amount.

Risk Factors
See “Risk Factors” beginning on page S-5 in this prospectus supplement, page 5 in the accompanying prospectus and the section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 under the caption “Item 1A—Risk Factors” for a discussion of factors that you should read and consider before investing in our securities.  To the extent that the risk factors contained in this prospectus supplement, the accompanying prospectus or our quarterly report differ, the risk factors contained in this prospectus supplement shall control.

Use of Proceeds
We currently anticipate that the net proceeds from the sale of the common stock and warrants, excluding proceeds from the exercise of warrants, if any, will be approximately $4,550,000.  The net proceeds from this offering will be used for general corporate purposes.

Right to Participate in Subsequent Private Placements
Pursuant to the securities purchase agreement related to this offering, for a period of one year following the closing of this offering, the purchasers of shares of our common stock in the offering have a right to participate in any private placement of our debt or equity securities up to an aggregate amount of 25% on the same terms provided to other purchasers in any such private placements.

Market Standoff
Pursuant to the securities purchase agreement related to this offering, for a period of 90 days following the closing of this offering, the Company may not issue common stock or securities convertible into common stock, with certain limited exceptions, such as issuances pursuant to stock or option plans.  In addition, for a period of 18 months following the closing of this offering, the Company may not issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or that include a right to receive additional shares of common stock based on a variable, resetting or future-determined conversion rate or exercise price.

Indemnification
Pursuant to the securities purchase agreement related to this offering, we have agreed to indemnify the purchasers of shares of our common stock in this offering against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the securities purchase agreement related to this offering.

The NASDAQ Capital Market Symbol	TEAR

Toronto Stock Exchange Symbol	TLB

The number of shares of our common stock that will be outstanding immediately after the offering is based on 11,830,129 shares outstanding as of March 15, 2009.  Unless we specifically state otherwise, the share information in this prospectus supplement excludes:

•
3,398,848 shares of common stock issuable upon the exercise of stock options, outstanding prior to this offering under our equity incentive plans, which includes 328,750 shares underlying options, the exercise of which is subject to stockholder approval;

•	162 shares of common stock available for future grants under our equity incentive plans;

•	219,967 shares of common stock issuable upon the exercise of warrants outstanding prior to this offering;

•	1,327,212 shares of common stock issuable upon the conversion of notes outstanding prior to this offering;

•
1,376,543 shares of common stock issuable pursuant to the terms of a securities purchase agreement, dated as of January 8, 2010, by and among the Company and certain of the investors party thereto, and the related amended and restated agency agreement, dated January 8, 2010, by and between the Company and Marchant Securities Inc.; and

•	621,118 shares of common stock issuable upon the exercise of warrants to be issued in this offering at an exercise price of $4.00 per share of common stock.

RISK FACTORS

An investment in our common stock involves risks.  You should carefully consider the risks in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference before making an investment decision.  Our business, financial condition or results of operations could be materially adversely affected by any of these risks.  The market price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.  In addition, the risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.  You should also review the sections of the accompanying prospectus entitled “Forward-Looking Statements.”  Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to our Business

Our near-term success is highly dependent on the success of the TearLab™ Osmolarity System, and we cannot be certain that it will receive regulatory approval or be successfully commercialized in the United States.

The TearLab™ Osmolarity System is currently our only product.  Our product is currently sold outside of the United States pursuant to CE mark approval; in Canada pursuant to a Health Canada Medical Device License; and in the United States as a result of having received 510(k) approval from the FDA, to market the TearLab™ Osmolarity System to those reference and physician operated laboratories with moderate and high complexity, Clinical Laboratory Improvement Act, or CLIA, certifications.  We intend to seek a CLIA waiver from the U.S. Food and Drug Administration, or the FDA, which will allow us to sell to those eye care professionals in the United States who do not have CLIA certifications to perform moderate and high complexity tests.  Even if the TearLab™ Osmolarity System receives all regulatory approvals in the United States, it may never be successfully commercialized.  If the TearLab™ Osmolarity System does not receive all regulatory approvals or is not successfully commercialized, we may not be able to generate revenue, become profitable or continue our operations.  Any failure of the TearLab™ Osmolarity System to receive regulatory approvals or to be successfully commercialized in the United States would have a material adverse effect on our business, operating results, financial condition and cash flows and could result in a substantial decline in the price of our common stock.

Our near-term success is highly dependent on increasing sales of the TearLab™ Osmolarity System outside the United States, and we cannot be certain that we will successfully increase such sales.

Our product is currently sold outside of the United States pursuant to CE mark approval and to Health Canada Approval in Canada.  Our near-term success is highly dependent on increasing our international sales.  We may also be required to register our product with health departments in our foreign market countries.  A failure to successfully register in such markets would negatively affect our sales in any such markets.  In addition, import taxes are levied on our product in certain foreign markets.  These foreign markets include Turkey, Spain, Italy and France.  Other countries may adopt taxation codes on imported products.  Increases in such taxes or other restrictions on our product could negatively affect our ability to import, distribute and price our product.

Our financial condition and history of losses have caused our auditors to express doubt as to whether we will be able to continue as a going concern.

We have prepared our consolidated financial statements on the basis that we will continue as a going concern.  However, we have sustained substantial losses for each of the years ended December 31, 2005, 2006, 2007 and 2008.  Our net working capital balance at December 31, 2008 was $1,549,581, which represents a $2,546,443 increase from our working capital deficiency of $996,862 at December 31, 2007.  Our net working capital deficit at September 30, 2009 was $775,428, which represents a $2,325,009 decrease from our working capital at December 31, 2008.

On October 6, 2008, we completed a private placement of 869,200 shares of our common stock for gross aggregate proceeds of $2,173,000, pre-paid in full our $6,703,500 aggregate principal amount bridge loan plus outstanding accrued interest by issuing to the lenders thereof an aggregate of 3,304,511 shares of our common stock, at a per share price of $2.125, and paid $481,200 of the commission remaining owing for placement agency services by issuing an aggregate of 192,480 shares of our common stock.  On August 31, 2009, we completed a convertible secured debt funding for gross proceeds of $1,750,000.  On January 8, 2010, we sold 1,886,291 shares of our common stock for gross proceeds of $1,743,989.  We also received commitments to purchase, subject to obtaining stockholder approval, an additional 1,358,475 shares for an aggregate purchase price of $1,256,011.  Such stockholder approval was obtained on March 3, 2010.  Although we cannot have any assurance that our auditors will not include such a qualification in their opinion related to our 2009 financial statements, as result of these transactions and this offering, and having received the principal of, and the accrued interest on, our asset-backed auction rate securities, we believe that our cash and cash equivalents will be sufficient to meet our operating activities and other demands for at least the next 12 months.

We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred losses in each year since our inception.  Our net losses for the fiscal years ended December 31, 2004, 2005, 2006, 2007 and 2008 were $21.8 million, $162.8 million, $82.2 million, $69.8 million and $9.4 million, respectively.  The losses in 2005, 2006 and 2007 include a charge for impairment of goodwill of $147.5 million, $65.9 million and $14.4 million, respectively.  Our losses in the nine months ended September 30, 2009 were $2.7 million and as of September 30, 2009, we had an accumulated deficit of $370.7 million.  Our losses have resulted primarily from expenses incurred in research and development of our product candidates from our discontinued businesses.  We do not know when or if we will receive CLIA waiver approval from the FDA for the TearLab™ Osmolarity System or successfully commercialize it in the United States.  As a result, and because of the numerous risks and uncertainties facing us, it is difficult to provide the extent of any future losses or the time required to achieve profitability, if at all.  Any failure of our product candidate to obtain regulatory approval and any failure to become and remain profitable would adversely affect the price of our common stock and our ability to raise capital and continue operations.

We are leveraged financially, which could adversely affect our ability to adjust our business to respond to competitive pressures and to obtain sufficient funds to satisfy our future research and development needs, and to defend our intellectual property.

As of September 30, 2009, our total indebtedness was approximately $2.4 million.  Our significant debt and debt service requirements could adversely affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities.  For example, our high level of debt presents the following risks:

•
our substantial leverage increases our vulnerability to economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

•
our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategies; and

•
our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements.

If we are at any time unable to generate sufficient cash flow to service our indebtedness when payment is due, we may be required to attempt to renegotiate the terms of the instruments relating to the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing.  There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us.

We may not be able to raise the capital necessary to fund our operations.

Since inception, we have funded our operations through debt and equity financings, including 2008 common stock and debt bridge financings, 2009 convertible secured debt financings and the 2010 common stock financing.  Assuming successful completion of this offering, we estimate that we have sufficient resources to fund operations for at least the next 12 months; however, our prospects for obtaining additional financing are uncertain.  Our most recent capital-raising efforts, the private equity financing consummated in the first quarter of 2010, took an amount of time, consumed our resources and required an effort on the part of management that was disproportionately large, relative to the total amount of the capital raise.

Additional capital may not be available on terms favorable to us, or at all.  If financing is available, it may not be sufficient for us to continue as a going concern and it may be on terms that adversely affect the interest of our existing stockholders.  In addition, future financings could result in significant dilution of existing stockholders and adversely affect the economic interests of existing stockholders.  Our financial condition and history of losses have caused our auditors to express doubt as to whether we will be able to continue as a going concern in their audit opinions in fiscal periods ended December 31, 2006, 2007 and 2008.

We will face challenges in bringing the TearLab™ Osmolarity System to market in the United States and may not succeed in executing our business plan.

There are numerous risks and uncertainties inherent in the development of new medical technologies.  In addition to our requirement for additional capital, our ability to bring the TearLab™ Osmolarity System to market in the United States and to execute our business plan successfully is subject to the following risks, among others:

•
Our clinical trials may not succeed.  Clinical testing is expensive and can take longer than originally anticipated.  The outcomes of clinical trials are uncertain, and failure can occur at any stage of the testing.  We could encounter unexpected problems, which could result in a delay in our application for the sought-after CLIA waiver from the FDA or prevent its submission altogether.

•	We may not receive the CLIA waiver for the TearLab™ Osmolarity System from the FDA, in which case our ability to market the TearLab™ Osmolarity System in the United States will be hindered severely.

•
Our suppliers and we will be subject to numerous FDA requirements covering the design, testing, manufacturing, quality control, labeling, advertising, promotion and export of the TearLab™ Osmolarity System and other matters.  If our suppliers or we fail to comply with these regulatory requirements, the TearLab™ Osmolarity System could be subject to restrictions or withdrawals from the market and we could become subject to penalties.

•
Even if we succeed in obtaining the sought-after FDA approvals, we may be unable to commercialize the TearLab™ Osmolarity System successfully in the United States.  Successful commercialization will depend on a number of factors, including, among other things, achieving widespread acceptance of the TearLab™ Osmolarity System among physicians, establishing adequate sales and marketing capabilities, addressing competition effectively, the ability to obtain and enforce patents to protect proprietary rights from use by would-be competitors, key personnel retention and ensuring sufficient manufacturing capacity and inventory to support commercialization plans.

If we are subject to regulatory enforcement action as a result of our failure to comply with regulatory requirements, our commercial operations would be harmed.

Although we received the 510(k) clearance that we were seeking, we will be subject to significant ongoing regulatory requirements, and if we fail to comply with these requirements, we could be subject to enforcement action by the FDA or state agencies, including:

•	adverse publicity, warning letters, fines, injunctions, consent decrees and civil penalties;

•	repair, replacement, refunds, recall or seizure of our product;

•	operating restrictions or partial suspension or total shutdown of production;

•	delay or refusal of our requests for 510(k) clearance or premarket approval of new products or of new intended uses or modifications to our existing product;

•	refusal to grant export approval for our products;

•	withdrawing 510(k) clearances or premarket approvals that have already been granted; and

•	criminal prosecution.

If any of these enforcement actions were to be taken by the government, our business could be harmed.

We are required to demonstrate and maintain compliance with the FDA's Quality System Regulation, or the QSR.  The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products.  The FDA must determine that the facilities which manufacture and assemble our products that are intended for sale in the United States, as well as the manufacturing controls and specifications for these products, are compliant with applicable regulatory requirements, including the QSR.  The FDA enforces the QSR through periodic unannounced inspections.  Our facilities have not yet been inspected by the FDA, and we cannot assure you that we will pass any future FDA inspection.  Our failure, or the failure of our suppliers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would significantly harm our available inventory and sales and cause our business to suffer.

Our patents may not be valid, and we may not be able to obtain and enforce patents to protect our proprietary rights from use by would-be competitors.  Patents of other companies could require us to stop using or pay to use required technology.

Our owned and licensed patents may not be valid, and we may not be able to obtain and enforce patents and to maintain trade secret protection for our technology.  The extent to which we are unable to do so could materially harm our business.

We have applied for, and intend to continue to apply for, patents relating to the TearLab™ Osmolarity System and related technology and processes.  Such applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide adequate protection from competition.  Furthermore, it is possible that patents issued or licensed to us may be challenged successfully.  In that event, if we have a preferred competitive position because of any such patents, any preferred position would be lost.  If we are unable to secure or to continue to maintain a preferred position, the TearLab™ Osmolarity System could become subject to competition from the sale of generic products.

Patents issued or licensed to us may be infringed by the products or processes of others.  The cost of enforcing patent rights against infringers, if such enforcement is required, could be significant and the time demands could interfere with our normal operations.  There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical, biotechnology and medical technology industries.  We could become a party to patent litigation and other proceedings.  The cost to us of any patent litigation, even if resolved in our favor, could be substantial.  Some of our would-be competitors may be able to sustain the costs of such litigation more effectively than we can because of their substantially greater financial resources.  Litigation may also absorb significant management time.

Unpatented trade secrets, improvements, confidential know-how and continuing technological innovation are important to our future scientific and commercial success.  Although we attempt to, and will continue to attempt to, protect our proprietary information through reliance on trade secret laws and the use of confidentiality agreements with corporate partners, collaborators, employees and consultants and other appropriate means, these measures may not effectively prevent disclosure of our proprietary information, and, in any event, others may develop independently, or obtain access to, the same or similar information.

Certain of our patent rights are licensed to us by third parties.  If we fail to comply with the terms of these license agreements, our rights to those patents may be terminated, and we will be unable to conduct our business.

It is possible that a court may find us to be infringing upon validly issued patents of third parties.  In that event, in addition to the cost of defending the underlying suit for infringement, we may have to pay license fees and/or damages and may be enjoined from conducting certain activities.  Obtaining licenses under third-party patents can be costly, and such licenses may not be available at all.

We may face future product liability claims.

The testing, manufacturing, marketing and sale of therapeutic and diagnostic products entail significant inherent risks of allegations of product liability.  Our past use of the RHEOTM System and the components of the SOLX Glaucoma System in clinical trials and the commercial sale of those products may have exposed us to potential liability claims.  Our use of the TearLab™ Osmolarity System and its commercial sale could also expose us to liability claims.  All of such claims might be made directly by patients, health care providers or others selling the products.  We carry clinical trials and product liability insurance to cover certain claims that could arise, or that could have arisen, during our clinical trials or during the commercial use of our products.  We currently maintain clinical trials and product liability insurance with coverage limits of $2,000,000 in the aggregate annually.  Such coverage, and any coverage obtained in the future, may be inadequate to protect us in the event of successful product liability claims, and we may not be able to increase the amount of such insurance coverage or even renew it.  A successful product liability claim could materially harm our business.  In addition, substantial, complex or extended litigation could result in the incurrence of large expenditures and the diversion of significant resources.

We have entered into a number of related party transactions with suppliers, creditors, stockholders, officers and other parties, each of which may have interests which conflict with those of our public stockholders.

We have entered into several related party transactions with our suppliers, creditors, stockholders, officers and other parties, each of which may have interests which conflict with those of our public stockholders.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change in ways we may not anticipate because of:

•	evolving customer needs;

•	the introduction of new products and technologies; and

•	evolving industry standards.

Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, in which case our sales and operating results would suffer.  The success of our new product offerings will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;

•	commercialize new products in a cost-effective and timely manner;

•	manufacture and deliver products in sufficient volumes on time;

•	obtain and maintain regulatory approval for such new products;

•	differentiate our offerings from competitors’ offerings;

•	achieve positive clinical outcomes; and

•	provide adequate medical and/or consumer education relating to new products.

Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations.  In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We rely on a single supplier of each of the key components of the TearLab™ Osmolarity System and are vulnerable to fluctuations in the availability and price of our suppliers’ products and services.

We purchase each of the key components of the TearLab™ Osmolarity System from a single third-party supplier.  Our suppliers may not provide the components or other products needed by us in the quantities requested, in a timely manner or at a price we are willing to pay.  In the event we were unable to renew our agreements with our suppliers or they were to become unable or unwilling to continue to provide important components in the required volumes and quality levels or in a timely manner, or if regulations affecting the components were to change, we would be required to identify and obtain acceptable replacement supply sources.  We may not be able to obtain alternative suppliers or vendors on a timely basis, or at all, which could disrupt or delay, or halt altogether, our ability to manufacture or deliver the TearLab™ Osmolarity System.  If any of these events should occur, our business, financial condition, cash flows and results of operations could be materially adversely affected.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our results of operations.

We face intense competition in the markets for ophthalmic products and these markets are subject to rapid and significant technological change.  Although we have no direct competitors, we have numerous potential competitors in the United States and abroad.  We face potential competition from industry participants marketing conventional technologies for the measurement of osmolarity and other in-lab testing technologies, as well as industry participants developing and marketing point-of-care tests, such as the technology being developed by the Aborn Eye Clinic, which is reportedly able to measure the osmolarity of nanoliter tear samples, and commercially available methods, such as the Schirmer Test and ocular surface staining.  Many of our potential competitors have substantially more resources and a greater marketing scale than we do.  If we are unable to develop and produce or market our products to effectively compete against our competitors, our operating results will materially suffer.

If we lose key personnel, or we are unable to attract and retain highly qualified personnel on a cost-effective basis, it would be more difficult for us to manage our existing business operations and to identify and pursue new growth opportunities.

Our success depends, in large part, upon our ability to attract and retain highly qualified scientific, clinical, manufacturing and management personnel.  In addition, any difficulties retaining key personnel or managing this growth could disrupt our operations.  Future growth will require us to continue to implement and improve our managerial, operational and financial systems, and to continue to recruit, train and retain, additional qualified personnel, which may impose a strain on our administrative and operational infrastructure.  The competition for qualified personnel in the medical technology field is intense.  We are highly dependent on our continued ability to attract, motivate and retain highly qualified management, clinical and scientific personnel.

Due to our limited resources, we may not be able to effectively recruit, train and retain additional qualified personnel.  If we are unable to retain key personnel or manage our growth effectively, we may not be able to implement our business plan.

Furthermore, we have not entered into non-competition agreements with our key employees.  In addition, we do not maintain “key person” life insurance on any of our officers, employees or consultants.  The loss of the services of existing personnel, the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, and the loss of our employees to our competitors would harm our research and development programs and our business.

If we fail to establish and maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our consolidated operating results, our ability to operate our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently.  Failure on our part to maintain effective internal financial and accounting controls would cause our financial reporting to be unreliable, could have a material adverse effect on our business, operating results, financial condition and cash flows, and could cause the trading price of our common stock to fall dramatically.  Due to the failure to account for the consolidation of TearLab™, Inc. under the variable interest entity model since our acquisition of a majority interest in TearLab™, Inc. on November 30, 2006, there was a material weakness in our internal control over financial reporting as of December 31, 2007.  As a result of this material weakness, our chief executive officer and our chief financial officer determined that, as of December 31, 2007, our internal controls over financial reporting were not effective to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external reporting in accordance with U.S. GAAP.

Maintaining proper and effective internal controls will require substantial management time and attention and may result in our incurring substantial incremental expenses, including with respect to increasing the breadth and depth of our finance organization to ensure that we have personnel with the appropriate qualifications and training in certain key accounting roles and adherence to certain control disciplines within the accounting and reporting function.  Any failure in internal controls or any additional errors or delays in our financial reporting would have a material adverse effect on our business and results of operations and could have a substantial adverse impact on the trading price of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.  Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met.  Our management has identified a control deficiency in the past and may identify additional deficiencies in the future.

We cannot be certain that the actions we are taking to improve our internal controls over financial reporting will be sufficient or that we will be able to implement our planned processes and procedures in a timely manner.  In future periods, if the process required by Section 404 of the Sarbanes-Oxley Act of 2002 reveals further material weaknesses or significant deficiencies, the correction of any such material weaknesses or significant deficiencies could require additional remedial measures which could be costly and time-consuming.  In addition, we may be unable to produce accurate financial statements on a timely basis.  Any of the foregoing could cause investors to lose confidence in the reliability of our consolidated financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

Risks Relating to this Offering and Our Common Stock

The proceeds from this offering may not be sufficient to allow us to continue as a going concern.  We may need to raise additional capital in the future.  Such capital may not be available to us on reasonable terms, if at all, when or as we require additional funding.  If we issue additional shares of our common stock or other securities that may be convertible into, or exercisable or exchangeable for, our common stock, our existing stockholders would experience further dilution.

The proceeds from this offering may not be sufficient to allow us to continue as a going concern.  Although we expect that the proceeds from this offering will be sufficient to meet our operating needs and other demands for at least the next 12 months, we expect that we will seek to raise additional capital from time to time in the future.  Such financings may involve the issuance of debt, equity and/or securities convertible into or exercisable or exchangeable for our equity securities.  These financings may not be available to us on reasonable terms or at all when and as we require funding.  Any failure to obtain additional working capital when required would have a material adverse effect on our business and financial condition, our ability to continue as a going concern and would be expected to result in a decline in our stock price.  If we are able to consummate such financings, the terms of such financings may adversely affect the interests of our existing stockholders.  Any issuances of our common stock, preferred stock, or securities such as warrants or notes that are convertible into, exercisable or exchangeable for, our capital stock, would have a dilutive effect on the voting and economic interest of our existing stockholders.

The trading price of our common stock may be volatile.

The market prices for, and the trading volumes of, securities of medical device companies, such as ours, have been historically volatile.  The market has experienced, from time to time, significant price and volume fluctuations unrelated to the operating performance of particular companies.  The market price of our common shares may fluctuate significantly due to a variety of factors, including:

•	the results of pre-clinical testing and clinical trials by us, our collaborators and/or our competitors;

•	technological innovations or new diagnostic products;

•	governmental regulations;

•	developments in patent or other proprietary rights;

•	litigation;

•	public concern regarding the safety of products developed by us or others;

•	comments by securities analysts;

•	the issuance of additional shares to obtain financing or for acquisitions;

•	general market conditions in our industry or in the economy as a whole; and

•	political instability, natural disasters, war and/or events of terrorism.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies.  Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance.  In the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies.  This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Because we do not expect to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never paid cash dividends on our common stock and have no present intention to pay any dividends in the future.  We are not profitable and do not expect to earn any material revenues for at least several years, if at all.  As a result, we intend to use all available cash and liquid assets in the development of our business.  Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements, our operating and financial conditions and on such other factors as our board of directors may deem relevant.  As a result, the success of an investment in our common stock will depend upon any future appreciation in its value.  There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Warrant holders will not be entitled to any of the rights of common stockholders, but will be subject to all changes made with respect thereto.

If you hold warrants, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock.  You will have rights with respect to our common stock only if you receive our common stock upon exercise of the warrants and only as of the date when you become a record owner of the shares of our common stock upon such exercise.  For example, if an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be the owner of the shares of our common stock due upon exercise of your warrants, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Your ability to transfer the warrants may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the warrants.

There is no established public market for the warrants.  We do not intend to apply for listing of the warrants on any securities exchange or arrange for the warrants to be quoted on any quotation system.  The liquidity of any market for the warrants will depend upon the number of holders of the warrants, our performance, the market for our common stock, the market for similar securities, the interest of securities dealers in making a market in the warrants and other factors.  It is unlikely that a liquid trading market for the warrants will develop.  If an active market does not develop or is not maintained, the price and liquidity of the warrants may be adversely affected.

We can issue shares of preferred stock that may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock with designations, rights, and preferences determined from time to time by our board of directors.  Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock.  For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the holders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price or our common stock.

DILUTION

Purchasers of units offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock.  Our net tangible book value as of September 30, 2009 was approximately $(0.3) million, or approximately $(0.04) per share of common stock.  Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2009.

Dilution in net tangible book value per share represents the difference between the amount per unit paid by purchasers of units in this offering and the net tangible book value per share of our common stock immediately after this offering.  After giving effect to our sale of 1,552,795 shares of common stock and warrants to purchase up to 621,118 shares of common stock in this offering at the public offering price of $3.22 per unit, and after deduction of the placement agent fees and estimated offering expenses payable by us, our net tangible book value as of September 30, 2009 would have been approximately $4.2 million, or $0.37 per share of common stock.  This represents an immediate increase in net tangible book value of $0.41 per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of ($2.85) per share of common stock to purchasers of units in this offering.  The following table illustrates this per share dilution:

Public offering price per unit		$3.22
Net tangible book value per share as of September 30, 2009	$(0.04)
Increase in net tangible book value per share attributable to this offering	$0.41
Net tangible book value per share as of September 30, 2009, after giving effect to this offering		$0.37
Dilution in net tangible book per share to new investors		$(2.85)

New investors that purchase common stock upon exercise of warrants may experience dilution depending on our net tangible book value at the time of exercise.

The above table is based on 9,866,685 shares of our common stock outstanding as of September 30, 2009 and excludes, as of September 30, 2009:

•
3,308,537 shares of common stock issuable upon the exercise of stock options, under our equity incentive plans, which includes 300,000 shares underlying options, the exercise of which is subject to stockholder approval;

•	61,723 shares of common stock available for future grants under our equity incentive plans;

•	219,967 shares of common stock issuable upon the exercise of warrants outstanding;

•	1,327,212 shares of common stock issuable upon the conversion of notes outstanding;

•
1,376,543 shares of common stock issuable pursuant to the terms of a securities purchase agreement, dated as of January 8, 2010, by and among the Company and certain of the investors party thereto (the "January Purchase Agreement"), and the related amended and restated agency agreement, dated January 8, 2010, by and between the Company and Marchant Securities Inc. (the "January Agency Agreement");

•	1,963,444 shares of common stock issued pursuant to the January Purchase Agreement and the January Agency Agreement; and

•	621,118 shares of common stock issuable upon the exercise of warrants to be issued in this offering at an exercise price of $4.00 per share of common stock.

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting placement agent fees and our estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in this offering, will be approximately $4,550,000 if we sell the maximum number of units.

We plan to use the net proceeds for working capital and general corporate purposes.  The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the status of our product development, regulatory approvals, competition, marketing and sales activities and the market acceptance of any products introduced by us.  We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors.  Pending application of the proceeds of sale of the securities, we intend to invest the net proceeds of the sale in short-term, low-risk, interest-bearing instruments.

DESCRIPTION OF SECURITIES WE ARE OFFERING

In this offering, we are offering a maximum of 1,552,795 units, consisting of 1,552,795 shares of common stock and warrants to purchase an additional 621,118 shares of common stock.  Each unit consists of one share of common stock and warrants to purchase 0.40 shares of common stock at a purchase price of $3.22 per share.  This prospectus supplement also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

Common Stock

The material terms and provisions of our common stock described under the caption “Description of Our Capital Stock” starting on page 14 of the accompanying prospectus.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement are summarized below.  A form of the warrants is being filed as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with this offering.

Term and Exercisability

The warrants will be exercisable at any time on or after September 19, 2010 and on or before 5:00 p.m., New York time, on September 19, 2011.  The warrants will be exercisable, at the option of each holder, in whole or in part by surrendering the warrant to us, together with a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).  The holder will not have the right to exercise any portion of the warrant to the extent the holder would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after the exercise.

Company Elected Conversion

We will provide notice to warrant holders if (A) the SEC has issued a stop order with respect to the registration statement to which the resale of the shares issuable upon exercise of the warrants relates, (B) the SEC otherwise has suspended or withdrawn the effectiveness of such registration statement, either temporarily or permanently, (C) we have suspended or withdrawn the effectiveness of such registration statement, either temporarily or permanently, (D) such registration Statement is otherwise unavailable for the issuance of the shares issuable up on exercise of the warrants, or (E) we are unable to issue such shares via DWAC transfer (or otherwise without restrictive legend) (each a “Restrictive Legend Event”).  To the extent a Restrictive Legend Event is in effect at or after the time a warrant has been exercised but before the shares have been delivered, and if the fair market value of the shares is greater than the exercise price, we will notify the exercising holder that they will be entitled to the number of shares set forth in its exercise notice, less a number of shares with a fair market value equal to the aggregate exercise price in respect of such shares and return to the exercising holder all consideration paid in connection with the holder’s attempted exercise.  At the holder’s option, within five (5) days of such notice from us, the exercising holder may rescind the previously executed exercise notice and we will return all consideration paid in connection with the attempted exercise.

Exercise Price

The exercise price per share of common stock underlying the warrants is $4.00.  The exercise price is subject to appropriate adjustment in the event of stock splits and, certain dividends and distributions, reorganizations and similar events affecting our common stock.

Buy-In Right

In addition to any other rights available to the holder, if we fail to cause shares underlying a warrant to be timely delivered, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, shares of common stock to deliver in satisfaction of a sale by the holder of the shares which the holder anticipated receiving upon such exercise, then the we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares that we were required to deliver to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the warrant and equivalent number of shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares that would have been issued had we timely complied with its exercise and delivery obligations hereunder

Fundamental Transactions

If, at any time while a warrant is outstanding, (A) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of our company with or into another person, (B) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (C) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another Person) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of our common stock, (D) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, (E) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of our common stock (not including any shares of common stock held by the other person or other persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of a warrant, the holder threof shall have the right to receive, for each share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of common Stock for which such warrant is exercisable immediately prior to such Fundamental Transaction.

For purposes of any such exercise, the determination of the exercise price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common Stock in such Fundamental Transaction, and we shall apportion the exercise price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of our common stock are given any choice as to the Alternate Consideration to be received in a Fundamental Transaction, then each holder of a warrant shall be given the same choice as to the Alternate Consideration it receives upon any exercise of such warrant following such Fundamental Transaction.

We shall cause any successor entity in a Fundamental Transaction in which we are not the survivor to assume in writing all of our obligations under the warrants and the securities purchase agreement pursuant to which the warrants were issued.

Transferability

The warrants and all associated rights are transferable, in whole or in part, at the option of the holder, upon surrender to us of the warrant together with a written assignment in the form attached to the warrant and any funds sufficient to pay any transfer taxes.

Reservation of Stock

We will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the warrants, such number of common stock as from time to time shall be issuable upon the exercise of the warrants.

Amendments; Waiver

Each warrant may be modified or amended or the provisions thereof waived with the written consent of us and the holder thereof.

DETERMINATION OF OFFERING PRICE

We determined the offering price of the common stock and warrants being offered by this prospectus supplement based principally on negotiations between us and the placement agent.  Among the factors considered in determining the offering price were the closing prices (including high, low and average prices) and trading volumes of our common stock on the NASDAQ Capital Market, primarily during the 30 trading days preceding the date we determined the offering price.  No independent appraisal or valuation was obtained in determining the offering price.  The offering price of the common stock in this offering reflects a discount of approximately 15% from the reported closing price per share of our common stock of $3.79 on March 12, 2010.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated March 14, 2010, with Rodman & Renshaw, LLC, as placement agent.  Subject to the terms and conditions set forth in the agreement, Rodman & Renshaw, LLC has agreed to act as our placement agent in connection with this offering.  The placement agent is not purchasing any units offered by this prospectus supplement or the accompanying prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the units, but the placement agent has agreed to use its best efforts to arrange for the sale of all of the units offered.

There is no requirement that any minimum number of units or dollar amount of units be sold in this offering and there can be no assurance that we will sell all or any of the units being offered.

The agreement with the placement agent provides that the obligations of the investors are subject to certain conditions precedent, including, among other things, the absence of any material change in our business.

We currently anticipate that closing of this offering will take place on or about March 18, 2010.  On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price;

•	the placement agent will receive the placement agent’s fee in accordance with the terms of the placement agency agreement; and

•	we will deliver the units to the investors.

We have agreed to pay the placement agent a commission equal to 7% of the gross proceeds of the sale of the units in this offering.  In addition, we have agreed to pay the expenses of the placement agent (including fees, disbursements and other charges of counsel to the placement agent) in an amount equal to 1% of the gross proceeds of the sale of the units in this offering, not to exceed $50,000.  In no event will the total amount of compensation paid to the placement agent and other securities brokers and dealers upon completion of this offering exceed 8% of the gross proceeds of the offering.  The estimated offering expenses payable by us, in addition to the placement agent’s fee, are approximately $100,000, which include legal, accounting and printing costs, and various other fees associated with registering the securities and listing the common stock.  After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $4,550,000 if the maximum number of units are sold.

The following table shows the per unit and total commissions we will pay to the placement agent in connection with the sale of the units offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the units offered hereby.

	Fee per Unit	Total Fee
Placement agent fee paid by us	$0.2254	$350,000

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

The placement agent proposes to arrange for the sale to one or more purchasers of the units offered pursuant to this prospectus supplement and the accompanying prospectus directly through a subscription agreement between the purchasers and us.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the placement agency agreement.  We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agency agreement and the form of securities purchase agreement with, and warrant to be issued to, investors in this offering will be included as exhibits to our Current Report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

The transfer agent for our common stock is BNY Mellon.  We will act as transfer agent for the warrants being offered hereby.

Our common stock is traded on The NASDAQ Capital Market under the symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB.”  The warrants to purchase common stock are not expected to be eligible for trading on any market.

The price per share for the units and the exercise price for the warrants were determined based on negotiations with the purchasers and discussions with the placement agent based on current market factors.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed on by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California.  Weinstein Smith LLP, New York, New York, is counsel for the placement agent in connection with this offering.  Certain members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and certain members of investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation beneficially own an aggregate of 111,571 shares of our common stock, which represents less than 1.0% of our outstanding shares of common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at http://www.tearlab.com under the “Investor—Financial Information—Regulatory Filings” caption to the SEC’s Edgar Database.  These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Information contained on our website is not part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 31, 2009;

•
our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009 filed with the SEC on May 14, 2009, August 13, 2009 and November 13, 2009, respectively; and

•
our Current Reports on Form 8-K filed with the SEC on January 23, 2009, February 4, 2009, July 2, 2009, July 16, 2009, October 6, 2009, November 3, 2009 (as amended on January 11, 2010), January 11, 2010, March 9, 2010 and March 15, 2010.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement, but not delivered with the prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates.  You should direct written requests to: OccuLogix, Inc., 11025 Roselle Street, Suite 100, San Diego, CA 92121, or you may call us at (858) 455-6006.

The information in this prospectus is not complete and may be changed.  The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$30,000,000

OccuLogix, Inc., doing business as TearLab Corporation may offer, from time to time,

• common stock	• preferred stock
• debt securities	• depositary shares
• warrants

All of the securities listed above may be sold separately or as units with other securities.

As of June 18, 2009, the aggregate market value of our outstanding common stock held by non-affiliates is $13,852,396 based on 9,866,685 shares of outstanding common stock, of which 6,926,198 are held by non-affiliates, and a per share price of $2.00 per share based on the closing sale price of our common stock on June 18, 2009 as reported by the NASDAQ Capital Market. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-month period that ends on and includes the date of this prospectus.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement, which will describe the method and the terms of the offering.  We will provide you with specific amount, price and terms of the applicable offered securities in one or more supplements to this prospectus.  You should read this prospectus and any supplement carefully before you purchase any of our securities.

Our common stock is listed on the NASDAQ Capital Market under the symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB.”  On June 18, 2009, the last reported sale price on the NASDAQ Capital Market was $2.00 per share.  There is currently no market for the other securities we may offer.

Investing in our securities involves risks.  Please carefully read the information under the headings “Risk Factors” beginning on page 5 and “Forward-Looking Statements,” on page 14 of this prospectus before you invest in our securities.  This information may also be included in any supplement and/or incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.  If we use underwriters, dealers or agents to sell the securities, we will name them and describe their compensation in a prospectus supplement.  In addition, the underwriters may overallot a portion of the securities.

The date of this prospectus is July 16, 2009

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf process, we may, from time to time, offer or sell any combination of the securities described in this prospectus in one or more offering up to a total dollar amount of $30,000,000.

This prospectus provides you with a general description of the securities offered by us.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered; the initial public offering price; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering.  We have not authorized any other person to provide you with different information.  You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement, before making an investment decision.  We do not imply or represent by delivering this prospectus that OccuLogix, Inc., or its business, is unchanged after the date on the front of this prospectus or that the information in this prospectus is correct as of any time after such date.

-ii-

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference.  This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities.  We urge you to read this entire prospectus and the information incorporated by reference herein carefully, including the “Risk Factors” section.  In this prospectus, unless the context indicates otherwise, the terms “company,” “we,” “us,” and “our” refer to OccuLogix, Inc., doing business as TearLab Corporation, and its subsidiaries.

OccuLogix, Inc.
doing business as TearLab Corporation

Overview

Through our wholly owned subsidiary, TearLab, Inc. we have developed technologies that enable eye care practitioners to test, at the point-of-care, for highly sensitive and specific biomarkers using nanoliters of tear film.

Our first product, the TearLab Osmolarity System enables the rapid measurement of tear osmolarity in the doctor's office, a quantitative and highly specific biomarker that has been shown to correlate with dry eye disease, or DED.  There are estimated to be between 20 million and 40 million DED patients in the United States, and less than 5% of those patients are currently diagnosed and treated.  The innovation of the TearLab Osmolarity System is its ability to precisely and rapidly measure osmolarity in nanoliter volumes of tear samples, using a highly efficient and novel tear collection system.  Historically, eye care researchers have relied on expensive instruments to perform tear biomarker analysis.  In addition to their cost, these conventional systems are slow, highly variable in their measurement readings, and not categorized as waived by the United States Food and Drug Administration, or FDA, under regulations promulgated under the Clinical Laboratory Improvement Amendments, or CLIA.

The TearLab Osmolarity System consists of the following three components:  (1) the TearLab disposable, which is a single-use microfluidic labcard; (2) the TearLab pen, which is a hand-held device that interfaces with the TearLab disposable; and (3) the TearLab reader, which is a small desktop unit that allows for the docking of the TearLab disposable and the TearLab pen and provides a quantitative reading for the operator.

In October 2008, the TearLab Osmolarity System received CE mark approval, clearing the way for sales in the European Union and all countries recognizing the CE mark.  In connection with the CE mark clearance, we have entered into multi-year agreements with eight distributors for exclusive distribution of the TearLab Osmolarity System in the United Kingdom, the Republic of Ireland, Germany, Spain, Switzerland, France, Turkey, Belgium, Holland, Luxemburg and Italy.  We intend to expand our distribution network to include additional European, Asian and Latin American countries in the future.

On May 19, 2009, we announced that we received 510(k) clearance from the FDA.  The 510(k) clearance allows us to market the TearLab Osmolarity System to those reference and physician operated laboratories with CLIA certifications allowing them to perform moderate and high complexity tests.  Considering that most of our target customers are eye care practitioners without such certifications, we intend to seek a CLIA waiver from the FDA for the TearLab Osmolarity System.  We anticipate receiving the CLIA waiver during the latter half of 2009.  A CLIA waiver would greatly reduce the regulatory compliance for our future customers and permit them to perform the TearLab Osmolarity test in their offices.  If we receive a CLIA waiver, we will be able to market our product to the approximately 50,000 eye care practitioners in the United States that are candidates to operate under a CLIA waiver certification.

Corporate Information

OccuLogix, Inc., doing business as TearLab Corporation, is a Delaware corporation with executive offices at 11025 Roselle Street, Suite 100, San Diego, California 92121 and our telephone number at that address is (858) 455-6006.  We maintain Internet websites at www.tearlab.com, www.occulogix.com and www.ocusense.com.  We have not incorporated the information on our websites by reference into this prospectus, and you should not consider it to be a part of this prospectus.

We carry on our business directly and through our subsidiaries.  Throughout this prospectus, unless the context specifies or implies otherwise, the terms “Company,” “TearLab,” “OccuLogix,” “ SOLX,” “TearLab, Inc.,” “we,” “us,” and “our” refer to OccuLogix, Inc., doing business as TearLab Corporation, and its subsidiaries.

The Securities We May Offer

We may offer up to $30,000,000 of common stock, preferred stock, depositary shares, warrants, debt securities and units in one or more offerings and in any combination.  A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth below under “Plan of Distribution.”  We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities.  Each prospectus supplement will set forth the names of any underwriters, dealers, agents or other entities involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock.  Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders.  Currently, we do not pay a dividend.  Each holder of common stock is entitled to one vote per share.  The holders of common stock have no preemptive rights.

Preferred Stock and Depositary Shares

We may issue preferred stock in one or more series.  Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale.  Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or the winding up of OccuLogix, Inc., voting rights and rights to convert into common stock.  We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.  Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

We may issue warrants for the purchase of common stock, preferred stock or debt securities.  We may issue warrants independently or together with other securities.

Debt Securities

We may offer secured or unsecured obligations in the form of one or more series of senior or subordinated debt.  The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.”  The senior debt securities will have the same rank as all of our other unsubordinated debt.  The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.  Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities.  We may issue debt securities that are convertible into shares of our common stock.

The senior and subordinated debt securities will be issued under separate indentures between us and a trustee.  We have summarized the general features of the debt securities to be governed by the indentures.  These indentures have been filed as exhibits to the registration statement of which this prospectus forms a part.  We encourage you to read these indentures.  Instructions on how you can get copies of these documents are provided under the heading “Where You Can Find More Information.”

General Indenture Provisions that Apply to Senior and Subordinated Debt Securities

•	Each indenture allows debt to be issued in series with terms particular to each series.

•	Neither of the indentures limit the amount of debt that we may issue or generally provide holders any protection should there be a highly leveraged transaction involving our company.

•
The indentures allow us to merge or to consolidate with another U.S. business entity or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. business entity, as long as  certain conditions are met.  If these events occur, the other business entity will be required to assume our responsibilities on the debt securities, and we will be released from all liabilities and obligations, except in the case of a lease.

•
The indentures provide that we and the trustee may generally amend the indentures with the consent of holders of a majority of the total principal amount of the debt outstanding in any series to change certain of our obligations or your rights concerning the debt.  However, to change the payment of principal or interest, to adversely affect the right to convert, or to change certain matters, every holder in that series must consent.

•
We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met.  The trustee would pay all amounts due to you on the debt from the deposited funds.

Events of Default

Each of the following is an event of default under the indentures:

•	principal not paid when due;

•	any sinking fund payment not made when due;

•	failure to pay interest for 30 days;

•	covenants not performed for 90 days after notice; and

•	certain events of bankruptcy, insolvency or reorganization of OccuLogix, Inc.

A prospectus supplement may describe deletions of, or changes or additions to, the events of default.

Remedies

Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare the outstanding principal and premium, if any, plus accrued and unpaid interest, if any, immediately payable.  However, the holders of a majority in principal amount may, under certain circumstances, rescind this action.  If a bankruptcy, insolvency or reorganization event of default were to occur, the principal amount and premium, if any, or all debt securities of that series, together with the accrued and unpaid interest, if any, will automatically become due and payable.

Indenture Provisions that Apply Only to the Subordinated Debt Securities

The subordinated debt securities indenture provides that the subordinated debt securities will be subordinated to all senior debt as defined in the subordinated indenture.

RISK FACTORS

Investors should carefully consider the risks described below before deciding whether to invest in our securities.  The risks described below are not the only ones we face.  If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected.  In such case, the trading price of our common stock could decline and you could lose all or part of your investment.  Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus as a result of different factors, including the risks we face described below.

Risks Relating to our Business

Our near-term success is highly dependent on the success of the TearLab Osmolarity System, and we cannot be certain that it will receive regulatory approval or be successfully commercialized in the United States.

The TearLab Osmolarity System is currently our only product.  Our product is currently sold outside of the United States pursuant to CE mark approval; however, we have not received regulatory approval to sell our product in the United States.  We have received 510(k) clearance, and we intend to seek a CLIA waiver, from the U.S. Food and Drug Administration, or the FDA.  Even if the TearLab Osmolarity System receives regulatory approval in the United States, it may never be successfully commercialized.  If the TearLab Osmolarity System does not receive regulatory approval or is not successfully commercialized, we may not be able to generate revenue, become profitable or continue our operations.  Any failure of the TearLab Osmolarity System to receive regulatory approval or to be successfully commercialized in the United States would have a material adverse effect on our business, operating results, financial condition and cash flows and could result in a substantial decline in the price of our common stock.

Our near-term success is highly dependent on increasing sales of the TearLab Osmolarity System outside the United States, and we cannot be certain that we will successfully increase such sales.

Our product is currently marketed outside of the United States pursuant to CE mark approval, and in the U.S. to clinical facilities categorized as high or moderate complex under the Clinical Laboratory Improvement Act of 1988 (CLIA '88). Our near-term success is highly dependent on increasing our international sales.  We may also be required to register our product with health departments in our foreign market countries.  A failure to successfully register in such markets would negatively affect our sales in any such markets.  In addition, import taxes are levied on our product in certain foreign markets.  These foreign markets include Turkey, Spain, Italy and France.  Other countries may adopt taxation codes on imported products.  Increases in such taxes or other restrictions on our product could negatively affect our ability to import, distribute and price our product.

Our financial condition and history of losses have caused our auditors to express doubt as to whether we will be able to continue as a going concern.

We have prepared our consolidated financial statements on the basis that we will continue as a going concern.  However, we have sustained substantial losses for each of the years ended December 31, 2005, 2006, 2007 and 2008 and for the three months ended March 31, 2009.  Our net working capital balance at March 31, 2009 was $326,714, which represents a $1,222,867 decrease from our working capital deficiency of $1,549,581 at December 31, 2008.  As a result of our history of losses and current financial condition, there is substantial doubt about our ability to continue as a going concern.

On July 15, 2009, we sold convertible secured notes and warrants for gross proceeds of $1.55 million to certain investors in a private placement. On October 6, 2008, we completed a private placement of 869,200 shares of our common stock for gross aggregate proceeds of $2,173,000, pre-paid in full our $6,703,500 aggregate principal amount bridge loan plus outstanding accrued interest by issuing to the lenders thereof an aggregate of 3,304,511 shares of our common stock, at a per share price of $2.125, and paid $481,200 of the commission remaining owing for placement agency services by issuing aggregate of 192,480 shares of our common stock.  As a result of these transactions, and having received the principal of, and the accrued interest on, our asset-backed auction rate securities, we believe that our cash and cash equivalents will be sufficient to meet our operating activities and other demands only until approximately December 2009.

Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if we were not able to continue as a going concern.

We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred losses in each year since our inception.  Our net losses for the fiscal years ended December 31, 2004, 2005, 2006, 2007 and 2008 and the three months ended March 31, 2009 were $21.8 million, $162.8 million, $82.2 million, $69.8 million, $9.4 million and $1.0 million, respectively.  The losses in 2005, 2006 and 2007 include a charge for impairment of goodwill of $147.5 million, $65.9 million and $14.4 million, respectively, and a charge for impairment of intangible assets of $43.2 million in 2007.  As of March 31, 2009, we had an accumulated deficit of $368.7 million.  Our losses have resulted primarily from expenses incurred in research and development of our product candidates from our discontinued businesses.  We do not know when or if we will receive regulatory approval for the TearLab Osmolarity System or successfully commercialize it in the United States.  As a result, and because of the numerous risks and uncertainties facing us, it is difficult to provide the extent of any future losses or the time required to achieve profitability, if at all.  Any failure of our product candidate to obtain regulatory approval and any failure to become and remain profitable would adversely affect the price of our common stock and our ability to raise capital and continue operations.

We may not be able to raise the capital necessary to fund our operations.

Since inception, we have funded our operations through early private placements of our equity and debt securities, early stage revenues, a successful initial public offering, a private placement of shares of our common stock and warrants and, in 2008, bridge financing and another private placement of our common stock, as well as a private placement of convertible secured notes and warrants in 2009.  We will need additional capital in approximately December 2009, and our prospects for obtaining it are uncertain.  Our most recent capital-raising efforts, which culminated in the private placement of 2009, took an amount of time, consumed our resources and required an effort on the part of management that was disproportionately large, relative to the total amount of the capital raise.

Additional capital may not be available on terms favorable to us, or at all.  If financing is available, it may be on terms that adversely affect the interest of our existing stockholders.  In addition, future financings could result in significant dilution of existing stockholders and adversely affect the economic interests of existing stockholders.  However, unless we succeed in raising additional capital, we anticipate that we will be unable to continue our operations beyond approximately December 2009.  Our financial condition and history of losses have caused our auditors to express doubt as to whether we will be able to continue as a going concern.

We will face challenges in bringing the TearLab Osmolarity System to market in the United States and may not succeed in executing our business plan.

There are numerous risks and uncertainties inherent in the development of new medical technologies.  In addition to our eventual requirement for additional capital, our ability to bring the TearLab Osmolarity System to market in the United States and to execute our business plan successfully is subject to the following risks, among others:

•
Our clinical trials may not succeed.  Clinical testing is expensive and can take longer than originally anticipated.  The outcomes of clinical trials are uncertain, and failure can occur at any stage of the testing.  We could encounter unexpected problems, which could result in a delay in the submission of our application for the sought-after CLIA waiver from the FDA or prevent its submission altogether.

•	We may not receive the CLIA waiver for the TearLab Osmolarity System from the FDA, in which case our ability to market the TearLab Osmolarity System in the United States will be hindered severely.

•
Our suppliers and we will be subject to numerous FDA requirements covering the design, testing, manufacturing, quality control, labeling, advertising, promotion and export of the TearLab Osmolarity System and other matters.  If our suppliers or we fail to comply with these regulatory requirements, the TearLab Osmolarity System could be subject to restrictions or withdrawals from the market and we could become subject to penalties.

•
Even if we succeed in obtaining the sought-after FDA approvals, we may be unable to commercialize the TearLab Osmolarity System successfully in the United States.  Successful commercialization will depend on a number of factors, including, among other things, achieving widespread acceptance of the TearLab Osmolarity System among physicians, establishing adequate sales and marketing capabilities, addressing competition effectively, the ability to obtain and enforce patents to protect proprietary rights from use by would-be competitors, key personnel retention and ensuring sufficient manufacturing capacity and inventory to support commercialization plans.

If we fail to obtain FDA clearance for the TearLab Osmolarity System, or are subject to regulatory enforcement action as a result of our failure to comply with regulatory requirements, our commercial operations would be harmed.

After receiving 510(k) clearance for the TearLab Osmolarity System,  we are subject to significant ongoing regulatory requirements, and if we fail to comply with these requirements, we could be subject to enforcement action by the FDA or state agencies, including:

•	adverse publicity, warning letters, fines, injunctions, consent decrees and civil penalties;

•	repair, replacement, refunds, recall or seizure of our product;

•	operating restrictions or partial suspension or total shutdown of production;

•	delay or refusal of our requests for 510(k) clearance or premarket approval of new products or of new intended uses or modifications to our existing product;

•	refusal to grant export approval for our products;

•	withdrawing 510(k) clearances or premarket approvals that have already been granted; and

•	criminal prosecution.

If any of these enforcement actions were to be taken by the government, our business could be harmed.

We are required to demonstrate and maintain compliance with the FDA's Quality System Regulation, or the QSR, prior to marketing the product in the United States.  The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products.  The FDA must determine that the facilities which manufacture and assemble our products that are intended for sale in the United States, as well as the manufacturing controls and specifications for these products, are compliant with applicable regulatory requirements, including the QSR.  The FDA enforces the QSR through periodic unannounced inspections.  Our facilities have not yet been inspected by the FDA, and we cannot assure you that we will pass any future FDA inspection.  Our failure, or the failure of our suppliers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would significantly harm our available inventory and sales and cause our business to suffer.

Our patents may not be valid, and we may not be able to obtain and enforce patents to protect our proprietary rights from use by would-be competitors.  Patents of other companies could require us to stop using or pay to use required technology.

Our owned and licensed patents may not be valid, and we may not be able to obtain and enforce patents and to maintain trade secret protection for our technology.  The extent to which we are unable to do so could materially harm our business.

We have applied for, and intend to continue to apply for, patents relating to the TearLab Osmolarity System and related technology and processes.  Such applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide adequate protection from competition.  Furthermore, it is possible that patents issued or licensed to us may be challenged successfully.  In that event, if we have a preferred competitive position because of any such patents, any preferred position would be lost.  If we are unable to secure or to continue to maintain a preferred position, the TearLab Osmolarity System could become subject to competition from the sale of generic products.

Patents issued or licensed to us may be infringed by the products or processes of others.  The cost of enforcing patent rights against infringers, if such enforcement is required, could be significant and the time demands could interfere with our normal operations.  There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical, biotechnology and medical technology industries.  We could become a party to patent litigation and other proceedings.  The cost to us of any patent litigation, even if resolved in our favor, could be substantial.  Some of our would-be competitors may be able to sustain the costs of such litigation more effectively than we can because of their substantially greater financial resources.  Litigation may also absorb significant management time.

Unpatented trade secrets, improvements, confidential know-how and continuing technological innovation are important to our future scientific and commercial success.  Although we attempt to, and will continue to attempt to, protect our proprietary information through reliance on trade secret laws and the use of confidentiality agreements with corporate partners, collaborators, employees and consultants and other appropriate means, these measures may not effectively prevent disclosure of our proprietary information, and, in any event, others may develop independently, or obtain access to, the same or similar information.

Certain of our patent rights are licensed to us by third parties.  If we fail to comply with the terms of these license agreements, our rights to those patents may be terminated, and we will be unable to conduct our business.

It is possible that a court may find us to be infringing upon validly issued patents of third parties.  In that event, in addition to the cost of defending the underlying suit for infringement, we may have to pay license fees and/or damages and may be enjoined from conducting certain activities.  Obtaining licenses under third-party patents can be costly, and such licenses may not be available at all.

We may face future product liability claims.

The testing, manufacturing, marketing and sale of therapeutic and diagnostic products entail significant inherent risks of allegations of product liability.  Our past use of the RHEO(TM) System and the components of the SOLX Glaucoma System in clinical trials and the commercial sale of those products may have exposed us to potential liability claims.  Our use of the TearLab Osmolarity System and its commercial sale could also expose us to liability claims.  All of such claims might be made directly by patients, health care providers or others selling the products.  We carry clinical trials and product liability insurance to cover certain claims that could arise, or that could have arisen, during our clinical trials or during the commercial use of our products.  We currently maintain clinical trials and product liability insurance with coverage limits of $2,000,000 in the aggregate annually.  Such coverage, and any coverage obtained in the future, may be inadequate to protect us in the event of successful product liability claims, and we may not be able to increase the amount of such insurance coverage or even renew it.  A successful product liability claim could materially harm our business.  In addition, substantial, complex or extended litigation could result in the incurrence of large expenditures and the diversion of significant resources.

We have entered into a number of related party transactions with suppliers, creditors, stockholders, officers and other parties, each of which may have interests which conflict with those of our public stockholders.

We have entered into several related party transactions with our suppliers, creditors, stockholders, officers and other parties, each of which may have interests which conflict with those of our public stockholders.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change in ways we may not anticipate because of:

•	evolving customer needs;

•	the introduction of new products and technologies; and

•	evolving industry standards.

Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, in which case our sales and operating results would suffer.  The success of our new product offerings will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;

•	commercialize new products in a cost-effective and timely manner;

•	manufacture and deliver products in sufficient volumes on time;

•	obtain and maintain regulatory approval for such new products;

•	differentiate our offerings from competitors' offerings;

•	achieve positive clinical outcomes; and

•	provide adequate medical and/or consumer education relating to new products.

Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations.  In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We rely on a single supplier of each of the key components of the TearLab Osmolarity System and are vulnerable to fluctuations in the availability and price of our suppliers' products and services.

We purchase each of the key components of the TearLab Osmolarity System from a single third-party supplier.  Our suppliers may not provide the components or other products needed by us in the quantities requested, in a timely manner or at a price we are willing to pay.  In the event we were unable to renew our agreements with our suppliers or they were to become unable or unwilling to continue to provide important components in the required volumes and quality levels or in a timely manner, or if regulations affecting the components were to change, we would be required to identify and obtain acceptable replacement supply sources.  We may not be able to obtain alternative suppliers or vendors on a timely basis, or at all, which could disrupt or delay, or halt altogether, our ability to manufacture or deliver the TearLab Osmolarity System.  If any of these events should occur, our business, financial condition, cash flows and results of operations could be materially adversely affected.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our results of operations.

We face intense competition in the markets for ophthalmic products and these markets are subject to rapid and significant technological change.  Although we have no direct competitors, we have numerous potential competitors in the United States and abroad.  We face potential competition from industry participants marketing conventional technologies for the measurement of osmolarity and other in-lab testing technologies, as well as industry participants developing and marketing point-of-care tests, such as the technology being developed by the Aborn Eye Clinic, which is reportedly able to measure the osmolarity of nanoliter tear samples, and commercially available methods, such as the Schirmer Test and ocular surface staining.  Many of our potential competitors have substantially more resources and a greater marketing scale than we do.  If we are unable to develop and produce or market our products to effectively compete against our competitors, our operating results will materially suffer.

If we lose key personnel, or we are unable to attract and retain highly qualified personnel on a cost-effective basis, it would be more difficult for us to manage our existing business operations and to identify and pursue new growth opportunities.

Our success depends, in large part, upon our ability to attract and retain highly qualified scientific, clinical, manufacturing and management personnel.  In addition, any difficulties retaining key personnel or managing this growth could disrupt our operations.  Future growth will require us to continue to implement and improve our managerial, operational and financial systems, and to continue to recruit, train and retain, additional qualified personnel, which may impose a strain on our administrative and operational infrastructure.  The competition for qualified personnel in the medical technology field is intense.  We are highly dependent on our continued ability to attract, motivate and retain highly-qualified management, clinical and scientific personnel.

Due to our limited resources, we may not be able to effectively recruit, train and retain additional qualified personnel.  If we are unable to retain key personnel or manage our growth effectively, we may not be able to implement our business plan.

Furthermore, we have not entered into non-competition agreements with our key employees.  In addition, we do not maintain "key person" life insurance on any of our officers, employees or consultants.  The loss of the services of existing personnel, the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, and the loss of our employees to our competitors would harm our research and development programs and our business.

If we fail to establish and maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our consolidated operating results, our ability to operate our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently.  Failure on our part to maintain effective internal financial and accounting controls would cause our financial reporting to be unreliable, could have a material adverse effect on our business, operating results, financial condition and cash flows, and could cause the trading price of our common stock to fall dramatically.  Due to the failure to account for the consolidation of TearLab, Inc. under the variable interest entity model since our acquisition of a majority interest in TearLab, Inc. on November 30, 2006, there was a material weakness in our internal control over financial reporting as of December 31, 2007.  As a result of this material weakness, our former chief executive officer and our chief financial officer determined that, as of December 31, 2007, our internal controls over financial reporting were not effective to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external reporting in accordance with U.S. GAAP.

Maintaining proper and effective internal controls will require substantial management time and attention and may result in our incurring substantial incremental expenses, including with respect to increasing the breadth and depth of our finance organization to ensure that we have personnel with the appropriate qualifications and training in certain key accounting roles and adherence to certain control disciplines within the accounting and reporting function.  Any failure in internal controls or any additional errors or delays in our financial reporting would have a material adverse effect on our business and results of operations and could have a substantial adverse impact on the trading price of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.  Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met.  Our management has identified a control deficiency in the past and may identify additional deficiencies in the future.

We cannot be certain that the actions we are taking to improve our internal controls over financial reporting will be sufficient or that we will be able to implement our planned processes and procedures in a timely manner.  In future periods, if the process required by Section 404 of the Sarbanes-Oxley Act of 2002 reveals further material weaknesses or significant deficiencies, the correction of any such material weaknesses or significant deficiencies could require additional remedial measures which could be costly and time-consuming.  In addition, we may be unable to produce accurate financial statements on a timely basis.  Any of the foregoing could cause investors to lose confidence in the reliability of our consolidated financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

The trading price of our common stock may be volatile.

The market prices for, and the trading volumes of, securities of medical device companies, such as ours, have been historically volatile.  The market has experienced, from time to time, significant price and volume fluctuations unrelated to the operating performance of particular companies.  The market price of our common shares may fluctuate significantly due to a variety of factors, including:

•	the results of pre-clinical testing and clinical trials by us, our collaborators and/or our competitors;

•	technological innovations or new diagnostic products;

•	governmental regulations;

•	developments in patent or other proprietary rights;

•	litigation;

•	public concern regarding the safety of products developed by us or others;

•	comments by securities analysts;

•	the issuance of additional shares to obtain financing or for acquisitions;

•	general market conditions in our industry or in the economy as a whole; and

•	political instability, natural disasters, war and/or events of terrorism.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies.  Broad market and industry factors may seriously affect the market price of companies' stock, including ours, regardless of actual operating performance.  In the past, following periods of volatility in the overall market and the market price of a particular company's securities, securities class action litigation has often been instituted against these companies.  This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Because we do not expect to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never paid cash dividends on our common stock and have no present intention to pay any dividends in the future.  We are not profitable and do not expect to earn any material revenues for at least several years, if at all.  As a result, we intend to use all available cash and liquid assets in the development of our business.  Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements, our operating and financial conditions and on such other factors as our board of directors may deem relevant.  As a result, the success of an investment in our common stock will depend upon any future appreciation in its value.  There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

We can issue shares of preferred stock that may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock with designations, rights, and preferences determined from time to time by our board of directors.  Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock.  For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the holders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price or our common stock.

We may issue shares of authorized preferred stock at any time in the future.

FORWARD-LOOKING STATEMENTS

This prospectus and the SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements.  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words.  You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders.  However, there may be events in the future that we are not able to predict accurately or over which we have no control.  The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements, including our ability to:

•	identify and capitalize on possible collaboration, strategic partnering, acquisition or divestiture opportunities;

•	obtain suitable financing to support our operations, clinical trials and commercialization of our product;

•	manage our growth and the commercialization of our product;

•	successfully compete in our markets;

•	realize the results we anticipate from the clinical trials of our product;

•	succeed in finding and retaining partners to assist us in the successful marketing, distribution and commercialization of our products;

•	achieve regulatory approval for our products;

•	obtain on commercially reasonable terms adequate product liability insurance for our commercialized products;

•	adequately protect our proprietary information and technology from competitors and avoid infringement of proprietary information and technology of our competitors;

•	assure that our products, if successfully developed and commercialized following regulatory approval, are not rendered obsolete by products or technologies of competitors; and

•	not encounter problems with third parties, including key personnel, upon whom we are dependent.

Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations will be met.  All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement and the risk factors beginning on page 5.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Fiscal Year Ended December 31,					Three Months Ended March 31,
	2004	2005	2006	2007	2008	2009
Ratio to Earnings to Fixed Charges (1)	––	––	––	––	––	––

(1)
The ratio of earnings to fixed charges represents the number of times that fixed charges are covered by earnings.  Earnings consist of loss from continuing operations before income taxes, fixed charges, amortization of capitalized interest, distributed income of equity investees, and losses before tax of equity investees for which charges arising from guarantees are included in fixed charges, minus capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.  Fixed charges consist of interest expensed and capitalized, amortization of premiums, discounts and capitalized expenses related to debt, estimated interest expense within rental expense and preference security dividend requirements of our consolidated subsidiaries.  Preferred security dividend is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.  In the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and the quarter ended March 31, 2009, earnings were insufficient to cover fixed charges by $21.8 million, $163.5 million, $83.4 million, $38.7 million, $7.7 million and $1.7 million, respectively.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for one or more of the following purposes:

•	to fund research and development;

•	to finance capital expenditures and capacity expansions; and/or

•	for general corporate purposes and working capital.

Until we apply the proceeds from a sale of securities to their intended purposes, we may invest these proceeds in highly liquid, investment grade securities.

The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and have no present intention to pay any dividends in the future.  We are not profitable and do not expect to earn any material revenues for at least several years, if at all.  As a result, we intend to use all available cash and liquid assets in the development of our business.  Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and bylaws.  For greater detail about our capital stock, please refer to our restated certificate of incorporation and bylaws, both as filed with the SEC as annexes to our current report on Form 8-K initially filed October 9, 2008, as amended.

General

We are authorized to issue 50,000,000 shares of all classes of capital stock, of which 40,000,000 shares are common stock, $0.001 par value per share; 10,000,000 shares are undesignated preferred stock, $0.001 par value per share.  Our capital is stated in U.S. dollars.  As of June 18, 2009, we had 9,866,685 outstanding shares of common stock.

Common Stock

The holders of our common stock are entitled to receive such dividends or distributions as are lawfully declared on our common stock, to have notice of any authorized meeting of stockholders, and to one vote for each share of our common stock on all matters which are properly submitted to a vote of stockholders.  As a Delaware corporation, we are subject to statutory limitations on the declaration and payment of dividends.  In the event of a liquidation, dissolution or winding up of OccuLogix, holders of our common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of our indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of our preferred stock.  The holders of our common stock have no conversion, redemption, preemptive or cumulative voting rights.

Preferred Stock

As of July 16, 2009, other than as described below, no shares of our preferred stock had been issued.  However, shares of preferred stock may be issued in one or more series from time to time by our board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock.  Subject to the determination of our board of directors, any shares of our preferred stock that may be issued in the future would generally have preferences over our common stock with respect to the payment of dividends and the distribution of assets in the event liquidation, dissolution or winding up of OccuLogix.

Transfer Agents

The co-transfer agents for our common stock are Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, NJ 07310-1900, (800) 851-9677, and Equity Transfer & Trust Company, 200 University Avenue, Suite 400, Toronto, ON M5H 4H1, (416) 361-0930.

Listing

Our common stock is quoted on the NASDAQ Capital Market  under the trading symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB.”

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities.  The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement.  Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture.  Together, the senior indenture and the subordinated indenture are called indentures.  This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate.  The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities.  For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus.  In this description of the debt securities, the words “OccuLogix, Inc.,” “we,” “us” or “our” refer only to OccuLogix, Inc. and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate.  Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement.  If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

Debt securities may be issued in separate series without limitation as to aggregate principal amount.  We may specify a maximum aggregate principal amount for the debt securities of any series.

We are not limited as to the amount of debt securities we may issue under the indentures.  Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•
the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•
if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•
if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•
if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “— Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.  Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.  The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

Initially, we will appoint the trustee as the security registrar.  Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement.  We may designate additional transfer agents or change transfer agents or change the office of the transfer agent.  However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities.  Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures.  Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security.  Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form.  These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.”  Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants.  The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.  The depositary policies and procedures may change from time to time.  Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities.  Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date.  Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.  However, at our option, we may pay interest by mailing a check to the record holder.  The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement.  We may designate additional paying agents, change paying agents or change the office of any paying agent.  However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No protection in the event of a change of control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any financial or restrictive covenants.

Consolidation, merger and sale of assets

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any entity, unless:

•
the successor entity, if any, is a corporation, limited liability company, partnership, trust or other business entity existing under the laws of the United States, any State within the United States or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)           we fail to pay principal of or any premium on any debt security of that series when due;

(2)           we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3)           we fail to deposit any sinking fund payment when due;

(4)           we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)           certain events including our bankruptcy, insolvency or reorganization.

Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement.  An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series.  However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable.  Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “-Subordinated debt securities.”

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity.  Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)           the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)           the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)           the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.
We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•
reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all of the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect either or both of the following:

•
We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding.  If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•
We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities.  This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations.  As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

“Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•
direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof;

•
obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof; or

•
any depository receipt issued by a bank as custodian with respect to any obligation specified in the first two bullet points and held by such bank for the account of the holder of such deposit any receipt, or with respect to any such obligation which is so specified and held.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures.  The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions with us.  However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

Subordinated debt securities

The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations.  This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary.  If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•
a default in our obligations to pay principal, premium, if any, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•
any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist; and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

No new payment blockage period may start on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice.  No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors.  The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

Senior debt securities will constitute senior debt under the subordinated indenture.

Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture.  The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

“Indebtedness” means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

•	our obligations:

•	as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

•	as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

•
all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•
all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, of for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•
renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

“Senior debt” means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, our indebtedness.  Senior debt shall not include:

•
any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

“Subsidiary” means an entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries.  For purposes of this definition, “voting stock” means stock or other similar interests to us which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock.  If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement.  Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share.  These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts.  The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement.  Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete.  You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date.  The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution.  If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary.  Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed.  The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock.  Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares.  The record date for the depositary will be the same date as the record date for the preferred stock.  The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions.  We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions.  The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued.  Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us.  However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares.  The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement.  We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts.  If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock.  In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement.  Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement.  Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished.  The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us.  We may remove the depositary at any time.  Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment.  The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal.  The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal income tax consequences

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares.  As a result, owners will be entitled to take into account for U.S. federal income tax purposes any deductions to which they would be entitled if they were holders of such preferred stock.  No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares.  The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged.  The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities or any combination thereof.  Warrants may be issued independently or together with common stock, preferred stock or debt securities and may be attached to or separate from any offered securities.  Each series of warrants will be issued under a separate warrant agreement.  This summary of some provisions of the warrants is not complete.  You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue.  Those terms may include:

•
the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•
the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States Federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of OccuLogix, Inc.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations.  Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.  Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods.  The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices.  The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4).  Any at-the-market offering will be through an underwriter or underwriters acting as principal or agent for us.

We may issue to the holders of our common stock on a pro rata basis for no consideration, subscription rights to purchase shares of our common stock or preferred stock.  These subscription rights may or may not be transferable by stockholders.  The applicable prospectus supplement will describe the specific terms of any offering of our common or preferred stock through the issuance of subscription rights, including the terms of the subscription rights offering, the terms, procedures and limitations relating to the exchange and exercise of the subscription rights and, if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of common or preferred stock through the issuance of subscription rights.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions.  Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales.  Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters.  Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them.  The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

The maximum commission or discount to be received by any agent or underwriter will not be greater than eight percent (8%) of the maximum gross proceeds of the securities that may be sold under this prospectus.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals.  They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.  The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly.  In this case, no underwriters or agents would be involved.  Such securities may also be sold through agents designated from time to time.  The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent.  Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.  The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts.  These contracts would provide for payment and delivery on a specified date in the future.  The contracts would be subject only to those conditions described in the prospectus supplement.  The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market.  We may elect to list any series of offered securities on an exchange.  Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice.  Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act.  Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities.  Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.  Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions.  The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities.  These derivatives may consist of short sale transactions and other hedging activities.  The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities.  In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents.  The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others.  The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We may also make sales through the Internet or through other electronic means.  Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold.  These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected.  For example, in the case of debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note.  Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors.  The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.  Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation.  Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, San Diego, California, independent registered public accounting firm, has audited our consolidated financial statements (and schedules) as of and for the year ended December 31, 2008 included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements (and schedules) as of and for the year ended December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2007 and for the two years then ended of OccuLogix, Inc. incorporated by reference from our Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein) have been audited by Ernst & Young LLP, Toronto, Canada, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein and incorporated herein by reference.  Such consolidated financial statements as of December 31, 2007 and for the two years then ended are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.occulogix.com under the “Investor Relations — SEC & SEDAR Filings” caption.  These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Information contained on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•
Our Current Reports on Form 8-K dated January 9, 2008, January 28, 2008, February 5, 2008, February 20, 2008, February 25, 2008, March 20, 2008, April 3, 2008, April 25, 2008, May 6, 2008, May 21, 2008, as amended by a Form 8-K/A, June 20, 2008, July 2, 2008, July 28, 2008, July 29, 2008, August 15, 2008, September 11, 2008, September 18, 2008, October 9, 2008, as amended by a Form 8-K/A, January 23, 2009, February 4, 2009, March 17, 2009, March 26, 2009, May 20, 2009 and July 16, 2009; and

•
Our amended Definitive Proxy Statement dated May 11, 2009, in connection with the 2009 Annual and Special Meeting of Stockholders, and the description of the Company’s capital stock contained in its Registration Statement on Form 8-A, filed on November 17, 2004, all of which have been filed by the us with the Commission, are incorporated by reference in this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates.  You should direct written requests to: William G. Dumencu, OccuLogix, Inc., 11025 Roselle Street, Suite 100, San Diego, California 92121, or you may call us at (858) 455-6006.

OccuLogix, Inc.

1,552,795 Shares of Common Stock

Warrants to Purchase 621,118 Shares of Common Stock

Rodman & Renshaw, LLC

Prospectus Supplement

March 14, 2010